EXHIBIT 10.2

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EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Venetian Casino Resorts, LLC (“VCR” or “the Company”)), a subsidiary of Las Vegas Sands Corp. (LVSC), a Nevada corporation, and George M. Markantonis (the “Executive”) is made as of March 17, 2015 (or such earlier date as may be mutually agreed in writing) (the “Effective Date”).
WHEREAS, the Company desires to employ the Executive under the terms of this Agreement, and the Executive desires to be employed by the Company subject to and accepting the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
1.	Term, Positions and Duties.
1.1	Term. Subject to any early termination as provided in accordance with the terms of this Agreement, the term of employment shall be considered as commencing on the Effective Date of this Agreement and shall terminate at the close of business on March 1, 2020 at 11:59 PM (PST) (the “Term”).
1.2	Duties and Responsibilities. During the Term, the Executive shall be employed as President and Chief Operation Officer of VCR (doing business as The Venetian-The Palazzo) and shall report directly to the President & Chief Operating Officer of LVSC. The Executive shall be responsible for and shall have such powers, duties and responsibilities as are generally associated with his offices, including oversight and management of all operations in Las Vegas, Nevada for VCR including: casino, hotel, MICE, food & beverage, entertainment, and the Sands Expo Center, provided that same may be modified and/or assigned to the Executive from time to time by the President & Chief Operating Officer, and subject to the supervision, direction and control of the President & Chief Operating Officer, Chief Executive Officer, and the Board of Directors of LVSC.
1.3	Licensing and Compliance Requirement. The Executive shall file an application to obtain a finding of suitability as an officer of the Company (the “License”) with the Nevada State Gaming Control Board and the Nevada Gaming Commission (collectively, the “Nevada Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission. The Executive agrees, at the Company’s sole cost and expense, to cooperate with the Nevada Gaming Authorities at all times, including but not limited to in connection with the
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processing of such application and any investigation thereof undertaken by the Nevada Gaming Authorities. In the event the Executive’s application to obtain a finding of suitability is rejected, this Agreement shall automatically terminate within sixty (60) days from the date of such revocation. Such termination hereunder shall be considered a Termination for Cause pursuant to the provisions of Section 6.1.
1.4	Performance. The Executive hereby accepts the employment described herein under the terms and conditions set forth in this Agreement. The Executive covenants and agrees that during the Term, Executive will faithfully and diligently perform the duties of Executive’s employment, devoting Executive’s full business and professional time, attention, energy, experience and ability to promote the business interests of the Company. The Executive further agrees that during the period of Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consultation or business or professional pursuits whatsoever unless LVSC’s Chief Executive Officer shall consent thereto in writing; provided, however, that the foregoing shall not preclude the Executive from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of the Executive’s duties under this Agreement.
1.5	Policies and Procedures. In addition to the terms herein, the Executive agrees to be bound by the LVSC’s Code of Conduct, as well as its policies and procedures as such may be amended by LVSC from time to time. In the event the terms in this Agreement conflict with LVSC’s policies and procedures, the terms herein shall take precedence.
2.	Base Salary. During the Term, the Executive shall be entitled to receive an annual base salary of One Million One Hundred Thousand Dollars ($1,100,000.00) payable in equal bi-monthly installments or as otherwise in accordance with the regular payroll of the Company and subject to applicable withholdings (the “Base Salary”).
3.	Annual Bonus. The Executive shall be eligible to participate in the LVSC Management Incentive Plan governing eligibility to receive an annual cash bonus. The amount and payment of any bonus shall be based on the achievement of Company and Executive’s performance objectives that shall be reasonably determined annually by the LVSC; provided, that the bonus target will be seventy-five percent (75%) of Executive’s annual Base Salary (the “Target Annual Bonus”), determined in accordance with the Management Incentive Plan. Additionally, Executive shall not have any enforceable right to receive any bonus except for such bonuses as are formally approved by the Compensation Committee of LVSC’s Board of Directors. Any bonus payable pursuant to this Section shall be paid by the end of the first calendar quarter of the year following the year to which the bonus relates, subject to applicable withholdings. Upon termination of the
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Executive’s employment for cause, the Company shall have no obligation to pay the Executive any bonus, except to the extent provided elsewhere in this Agreement.
4.	Equity Awards. The Executive shall be eligible to receive equity awards under the Company’s 2004 Equity Award Plan (the “Plan”). Management will recommend that the Compensation Committee of the Company’s Board of Directors, which administers the Plan, approve a one-time award of non-qualified options to purchase one hundred thousand (100,000) shares of the Company’s common stock (the “Option Shares”) shall become vested and exercisable twenty-five percent (25%) on each of the second through fifth anniversaries of the Effective Date of this Agreement, conditioned on Executive’s continued employment except as provided herein.
The exercise price of the Option Shares described above will be equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the Date of Grant (as defined in the Plan), and the Date of Grant will be the first day of March, 2015. The additional terms of any option award will be governed by the terms of an option agreement to be provided to Employee upon the grant of the options and the terms of the Plan.
Executive may become eligible to receive additional equity based compensation in such amounts, form, and upon such terms as the Company may decide in its own discretion, it being expressly understood and agreed that this paragraph does not create any obligation on the part of the Company to grant any equity.
5.	Employment Benefit Programs.
5.1	Benefit Plans. During the Term, the Executive shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension (including 401k plan), tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company during the Term hereof for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation. In addition to the foregoing, the Executive shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives, including without limitation, any nonqualified supplemental executive retirement plan or deferred compensation plan.
5.2	Permitted Leave. The Executive shall be entitled to vacations and holidays as provided in the Company’s vacation, holiday or flex day policies as in effect from time to time, but no less than the following: four (4) weeks of
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paid vacation leave per year at such times as may be requested by the Executive and approved by the Company. No more than three (3) weeks of vacation shall be taken consecutively. Up to two (2) weeks of vacation may be carried over to the following year (but not to the next). The Executive shall also be entitled to the same sick time, leaves of absence, and other time-off to which other senior executives of the Company are entitled, and in accordance with the rules and regulations applicable to all other employees of the Company.
5.3	Relocation Assistance. The Company will pay Executive’s moving expenses to relocate Executive and his family from Nassau, Bahamas and/or Houston, Texas to Las Vegas, NV, according to The Las Vegas Sands Corporation Domestic Relocation Policy (including the additional items described below) and the Relocation Repayment Agreement, a copy of which will be given to Executive. This includes: 90 days of temporary living (no more than 30 days housing on property), airfare and reasonable expenses back and forth for 90 days for Executive or his spouse.
5.3.1  To the extent necessary, the Company will also provide assistance to Executive in securing such VISAs and work permits as may be necessary for him to assume his duties under this Agreement.
6.	Termination.
6.1	Termination by the Company for Cause.
6.1.1  “Cause” shall mean:
(a)	(i) conviction of a felony, misappropriation of any material funds or material property of the Company or any of its Affiliates, (ii) commission of fraud or embezzlement with respect to the Company or any of its Affiliates or (iii) any material act of dishonesty relating to the Executive’s employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its Affiliates;
(b)	use of alcohol or drugs that renders the Executive materially unable to perform the functions of his job or carry out his duties to the Company;
(c)	a material breach of this Agreement by the Executive;
(d)	a material breach of LVSC’s Code of Conduct, or
(e)	committing any act or acts of serious and willful misconduct (including disclosure of Confidential Information or other material
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breach of Exhibit B of this Agreement) that is likely to cause a material adverse effect on the business of the Company or any of its Affiliates;
provided that, with respect to (b) or (c) above, the Company shall have first provided the Executive with written notice stating with specificity the acts, duties or directives the Executive has committed or failed to observe or perform, and the Executive shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.
6.1.2  In the event the Company terminates the Executive’s employment for Cause after the applicable cure period, if any, the Executive shall be entitled to “Standard Benefits” defined as follows:
(a)	Base Salary at the rate in effect at the time of the termination through the date of termination of employment, subject to applicable withholdings;
(b)	Reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and
(c)	Such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
The exercise and termination of the Executive’s equity referred to in Section 4 and any other equity grants subsequently awarded to the Executive, pursuant to the Equity Plan during the Term (and any extensions of the Term) shall be governed by the Plan and the Executive’s equity agreements issued pursuant to the Plan.
6.1.3  Executive may terminate this Agreement on thirty (30) days written notice without Good Reason and receive the Standard Benefits.
6.2	Termination by the Company Without Cause or By the Executive for Good Reason. In the event that the Company terminates the Executive’s employment without Cause or the Executive terminates Executive’s employment for Good Reason, in addition to the Standard Benefits, the Executive shall thereupon be entitled to:
(a)	Continuation of the Base Salary (in effect on the date of termination), payable in bi-monthly installments or otherwise in accord with the Company’s policies and procedures, for twelve months if termination occurs prior to March 1, 2016 or six months
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thereafter (the “Applicable Period”) (the “Salary Continuation”), subject to applicable withholdings.
(b)	Continued participation in the health and welfare benefit plans of the Company described in Section 5.1 for the Executive and Executive’s spouse and dependents, if any, during the Applicable Period.
(c)	Any Bonus awarded for the year prior to termination but not yet paid in the year of termination, to be paid at the time such bonuses are awarded in the ordinary course and subject to applicable withholding and Company payroll practice.
(d)	A Bonus for the year of the termination, pro-rated for the amount of time during that year Executive was employed by the Company. The amount and payment of that Bonus will be reasonably determined based on the achievement of the Company and Executive’s performance objectives. The Bonus will be determined and paid at the time such bonuses are awarded in the ordinary course and subject to applicable withholding and Company payroll practice.
6.3	Termination By the Executive For Good Reason. The Executive may terminate Executive’s employment hereunder during the Term for Good Reason (as such term is defined below), on the terms and in the manner set forth in this Agreement.
(1)	“Good Reason” shall mean any of the following:
(a) (i) a material breach of this Agreement by the Company; (ii) a reduction in the Executive’s Base Salary; (iii) a material change in the duties and responsibilities of office that would cause the Executive’s position to have less dignity, importance or scope than intended at the Effective Date as set forth herein; or (iv) a “change of control” as defined in the Plan; provided, however, that “Good Reason” shall not be deemed to occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, assuming no “change of control”, so long as the Executive’s duties and responsibilities of office are not materially changed as they relate solely to the Company;
(2)	If the Executive determines that Good Reason exists for termination of this Agreement and Executive’s employment with the Company for any of the reasons described in Section 6.3(1)(a) above, the Executive shall provide the Company with written notice of Executive’s intention to terminate Executive’s employment. Such
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notice shall include a reasonably detailed description of the alleged grounds for termination. The Company shall have 30 business days from the date of its receipt of such notice within which to cure the alleged grounds for termination.
6.4	Termination Upon Expiration of Terms. In case of a termination of employment upon its expiration pursuant to Section 1.1 without renewal or superseding Agreement between the parties, Executive shall be entitled to receive the Standard Benefits set forth in Section 6.1.2 (a)-(c) above and any Bonus awarded for the year prior to termination but not yet paid in the year of termination.
6.5	Termination due to the Executive’s Disability or Death.
In the case of a termination of Executive’s employment hereunder due to the Executive’s disability or death, the Executive’s or, in event of death, Executive’s estate, shall be entitled to receive the Standard Benefits and:
(i)            Continuation of the Base Salary, subject to applicable withholdings, payable in bi-monthly installments or otherwise in accord with the Company’s policies and procedures for the Applicable Period following termination of employment.
(ii)            Any Bonus awarded for the year prior to termination but not yet paid in the year of termination, to be paid at the time such bonuses are awarded in the ordinary course and subject to applicable withholding and Company payroll practice.
(iii)            Continued participation in the health and welfare benefit plans of the Company described in Section 5.1 for the Executive’s spouse and dependents, if any, and the Executive, in the event of disability, during the Applicable Period following termination of employment.
6.6	Health and Welfare Benefit Equivalents. To the extent that the health and welfare benefits provided for in Section 6 are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for the Executive and/or Executive’s spouse and dependents, if any, under COBRA), the Company shall pay to the Executive or Executive’s estate, as applicable, such amount as is necessary to provide the Executive and/or Executive’s spouse and dependents, if any, after tax, with an amount equal to the cost of acquiring, for the Executive and Executive’s spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would
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otherwise be lost to the Executive and Executive’s spouse and dependents, if any, as a result of the Executive’s termination.
6.7	Timing of Certain Payments. Subject to Sections 6.8 & 6.9: (a) any amounts payable under Sections 6.1-6.5 shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Sections 6.1-6.5 (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your separation from service occurs.
6.8	Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
a)	It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have
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any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
b)	Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.
c)	Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Sections 6.1-6.5 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described herein may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.
d)	For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.
e)	To the extent that any reimbursement for expenses or miscellaneous items are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.
6.9	Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section 6 are conditional upon and subject to the Executive’s execution, within 60 days following termination of Executive’s employment, of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form
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may be reasonably modified to reflect changes in the law), of all claims the Executive may have against the Company, its Affiliates and their respective directors, officers and employees, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement, such as the provisions of this Section 6.
7.	Equitable Relief. The Executive acknowledges that the breach of Exhibit B of this Agreement by the Executive will cause irreparable injury to the Company and/or its Affiliates which could not be adequately compensated in money damages and shall entitle the Company and/or its Affiliates to all equitable remedies, including without limitation injunctive relief, specific performance and restraining orders. Equitable relief shall be in addition to all other remedies available to the Company. Notwithstanding the foregoing, the Company’s right to damages or other remedies for material breach by the Executive shall be unrestricted.
8.	Indemnification & Insurance.
(a)            Indemnity. The Company agrees to indemnify and hold harmless Executive from all liability and costs incurred (including reasonable attorney’s fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company resulting from or growing out of Executive’s status as or as a result of Executive’s having been an officer or director of (or counsel to) the Company or any affiliate thereof, to the full extent permitted by law. In no event shall the terms, provisions and conditions of the indemnity provided for hereunder be less than the same as those presently provided for under the Certificate of Incorporation and By-Laws of the Company. Said terms, provisions and conditions of indemnity shall remain an independent, contractual obligation of the Company to Executive from and after the date hereof regardless of how the Company might hereafter amend or change its Certificate of Incorporation or By-Laws to provide for different terms, conditions and provisions of indemnity for other officers and directors of the Company. In the event the Company should amend its Certificate of incorporation or Bylaws to provide for different terms, conditions and provisions of indemnity after the effective date hereof, Executive shall be notified in writing of the change. Executive shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of indemnity as a modification to the Company’s contractual obligation hereunder or to continue under the terms of indemnity as provided for herein. The Company’s agreement to provide indemnity hereunder shall survive the termination of this contract regardless of the cause of termination. The Company shall advance promptly as incurred reasonable fees and disbursements of counsel for Executive in defending Executive against any claims for which the Company would be so required to indemnify Executive provided (i) Executive shall otherwise comply with such mandatory requirements of Delaware law as may be required for such indemnification and (ii) Executive shall cause Executive’s counsel to cooperate fully in good faith with such requests as the
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Company or its counsel may reasonably make in order to endeavor to keep such legal fees at a minimum level consistent with an adequate defense of Executive.
(b)            Officers & Directors. The Company agrees to provide, at no expense to the Executive, insurance insuring Executive in Executive’s capacity as an officer and/or director of the Company and its affiliates in such form and amount substantially equal to that presently maintained by the Company for or covering its executive officers and directors or in such other form and amount as Executive and Company may, from time to time, in good faith agree are reasonable and appropriate for executive officers and directors of corporations substantially similar in size to the Company.
9.	Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
10.	Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Parties may be assigned except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company may also assign this Agreement to an Affiliate at its sole discretion.
11.	Amendment. No provision in this Agreement may be amended, changed or modified unless such amendment, change or modification is agreed to in writing.
12.	Construction. The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any Party. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.
13.	Waiver. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No provision in this Agreement may be waived unless such waiver is agreed to in writing.
14.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever.
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a)	The validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and
b)	To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.
15.	Notices. All notices, consents, or other communications provided for hereunder, including without limitation notices of default, termination of this Agreement and readiness for inspection of portions of the employment, shall be deemed effective (i) on the date when hand-delivered; (ii) on the date when forwarded by confirmed facsimile transmission; or (iii) upon receipt of certified mail, return receipt requested and postage prepaid. All notices shall be addressed to the Parties at their respective addresses set forth below:
As to the Company:	Venetian Casino Resort, LLC Attn: General Counsel 3355 Las Vegas Boulevard South Las Vegas, NV 89109
With copy to:	Las Vegas Sands Corp. Attn: Office of the General Counsel 3355 Las Vegas Boulevard South Las Vegas, NV 89109
As to the Executive:
With copy to Executive:
at the last known address in the Company’s records
16.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws, which could cause the application of the law of any other jurisdiction.
17.	Dispute Resolution. Except as set forth in Section 7 above, disputes between the Company and Executive shall be pursuant to arbitration as described in Exhibit C hereto.
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18.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
19.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties and signed the same signature page.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first set forth above.
VENETIAN CASINO RESORT, LLC:		EXECUTIVE:
By:	/s/ Robert G. Goldstein	By:	/s/ George M. Markantonis
Name: Title:

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EXHIBIT A
GENERAL RELEASE
AND COVENANT NOT TO SUE
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
George M. Markantonis (the “Executive”), on the Executive’s own behalf and on behalf of the Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the Executive under that Employment Agreement dated as of March 1, 2015 (the “Employment Agreement”) by and between Las Vegas Sands Corp., a Nevada corporation (the “Company”) and the Executive, does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any and all of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or Executive’s service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to the Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which the execution, delivery and non-revocation of this General Release and Covenant Not to Sue is conditioned) or any rights the Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.
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The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by the Executive or the Executive’s heirs or assigns. The Executive understands and confirms that the Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect the Executive’s right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but the Executive agrees to waive the Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that the Executive is aware that the Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that the Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws which would cause the application of the law of any other jurisdiction.
To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that the Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which the Executive has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the Chief Executive Officer of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement
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and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
The Executive acknowledges and agrees that the Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.
IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _20th__ day of February, 2015.
Venetian Casino Resort, LLC

By:	/s/ Robert G. Goldstein
Its:

EXECUTIVE

/s/ George M. Markantonis
George M. Markantonis

Executive Initials:	/s/ GM

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Exhibit B
Restrictive Covenants, Confidentiality, Warranties & Acknowledgements
1.            Restrictive Covenant and Covenants not to Engage in Certain Other Acts.
1.1	Restrictive Covenant. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and Affiliates and accordingly agrees that during the Term and for a period equal to one (1) year from the date of termination of employment, the Executive shall not, directly, either as principal, employee, partner, consultant, officer or director, own, manage, operate, control or otherwise engage in, any casino hotel in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China or the Republic of Singapore, (iii) Bethlehem, Pennsylvania or (iv) any other location in which the Company or any of its Affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of the Executive’s termination.
1.2	Non-solicitation. In addition to, and not in limitation of, the provisions of Section ___, the Executive agrees, for the benefit of the Company and its Affiliates, that during the Term and for the period commencing on the date of the Executive’s termination and ending on the second anniversary of such date of termination, the Executive shall not, directly, either as principal, employee, partner, officer or director, on behalf of the Executive or any other person or entity other than the Company or its Affiliates, (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of the Executive’s employment with the Company was, an employee or agent of, or consultant to, the Company or any of its Affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of the Executive’s employment with the Company was, an employee, agent of or consultant to the Company or any of its Affiliates.
1.3	General. The Executive understands that the provisions of this Section may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its Affiliates, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions
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contained in this Section. In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Exhibit to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
In the event that the Executive violates any of the restrictive covenants set forth in Sections 1.1 or 1.2, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding restricted stock units to purchase shares of the Company’s common stock and other unvested equity awards granted to the Executive shall be automatically forfeited effective as of the date on which such violation first occurs.
1.4	Waiver. Notwithstanding anything to the contrary in this Exhibit, in the event of a termination by the Company without Cause or by the Executive for Good Reason, and the Executive waives all right to payments and other compensation under this Agreement with respect to the Salary Continuation or any part of thereof, then the restrictive covenant of this Exhibit shall be inapplicable to the Executive with respect to the period for which compensation is so waived.
1.5	Survival. The Executive agrees that the provisions of this Exhibit shall survive the termination of this Agreement and the termination of the Executive’s employment, provided that the restrictive covenants in this Exhibit shall not apply to termination of employment due to expiration of the Term in Section 1.1. The Company agrees that the restrictive covenants contained herein are in consideration for the payments described in Sections 2-4 and 6 of this Agreement.
2.            Covenants to Protect Confidential Information:
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a)	As used in this Agreement:
(i)	“Confidential Information” shall mean all material private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company or its Affiliates, which information was learned or acquired by the Executive as a result of the employment relationship with the Company; provided, however, that “Confidential Information” shall not include information or data: (i) generally publicly known, (ii) learned by the Executive from third persons with a legal right to disclose such information or (iii) discovered by the Executive through means entirely independent from and in no way arising from the disclosure to the Executive by the Company.
(ii)	“Trade Secrets” shall mean the Company’s and/or its Affiliates’ “trade secrets” as such term is defined in the Uniform Trade Secrets Act, as promulgated generally in the United States of America.
b)	Non-Disclosure. Both during and after the employment, the Executive agrees to hold confidential all Confidential Information learned or acquired by the Executive and will take all action necessary to preserve that confidentiality. The Executive represents and covenants that the Executive shall treat any Confidential Information disclosed to, or learned by, the Executive as fiduciary agent of the Company, recognizing that the Company only made the Confidential Information accessible to the Executive by reason of the special trust and confidence which the Company placed in the Executive. The Executive shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s or any of its Affiliates’ Trade Secrets to any person except directors, officers and executives of the Company that in the Executive’s actual and reasonable knowledge are entitled and authorized to view such Trade Secrets and who need to know such Trade Secrets in order to conduct bona fide activities on behalf of the Company.
(c)	Without the prior written approval of duly authorized representatives of the Company or any of its Affiliates, which the Company or any of its Affiliates may in their discretion withhold, the Executive agrees that, during the term of this Agreement or at any time thereafter, the Executive shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional.
(d)	Security Measures. While in possession or control of Confidential Information, or any media embodying same, the Executive shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from persons not otherwise authorized to view the Confidential Information.
(e)	Forced Disclosure. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Executive shall provide an officer of the
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Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.
(f)	Ownership. Notwithstanding any other provision of this Agreement, the Executive hereby acknowledges that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information.
(g)	Return of Materials. When the Executive’s employment with the Company ends, the Executive shall return to the Company all content, in whatever media, owned by the Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material. The Executive shall also return any keys, access cards, cell phones, computers, identification cards and other property and equipment belonging to the Company and/or its Affiliates. All data and information stored on or transmitted using the Company owned or leased equipment is the property of the Company.
3.	Cooperation. At any time following the effective date of termination of this Agreement, the Executive shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which the Executive was involved during Executive’s employment by the Company. The Company shall reimburse the Executive for reasonable costs, fees and expenses, if any, incurred in providing such assistance.
4.	Warranties.
4.1	The Executive warrants and certifies that the Executive has fully read and understands the terms, nature and effect of this Agreement. In executing this Agreement, the Executive does not rely on any inducements, promises or representations by the Company or any person other than the terms and conditions of this Agreement.
4.2	The Executive warrants and represents that the Executive does not know of any restriction or agreement to which the Executive is bound which arguably conflicts with the execution of this Agreement or the employment hereunder.
5.	Controlled Substance and Alcohol Screening. Throughout the term of this Agreement, the Executive must abide by the Company’s controlled substance and alcohol policy as adopted from time to time. The Executive acknowledges and agrees that these policies may include requirements that the Executive submit to
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testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with the Company’s controlled substance or alcohol policies.
5.1	The Executive agrees that failure to consent or cooperate in testing for controlled substances or alcohol or positive results from such testing may be the subject of disciplinary action up to and including termination.
5.2	The Executive agrees that testing for controlled substance or alcohol may include taking and testing of the Executive’s urine, blood or hair.
5.3	The Executive shall hold the Company and its Affiliates and each of their respective officers, directors, employees, agents and shareholders harmless from any and all claims, demands or liability arising from testing for controlled substances or alcohol and from any disciplinary action resulting from such proposed or actual testing.
Acknowledged this _19th__ day of February, 2015.
By:	EXECUTIVE

/s/ George M. Markantonis
George M. Markantonis

Executive Initials:	/s/ GM

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Exhibit C
DISPUTE RESOLUTION BY ARBITRATION
JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.
VCR:	(Initial)	Executive:	/s/ GM (Initial)
1.	Any controversy or claim arising out of or related to any provision of this Agreement other than Section 7 shall be settled by final, binding non-appealable arbitration in Las Vegas, Nevada. Subject to the following provisions, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) then in effect. The arbitration shall be conducted by a panel of three arbitrators. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be selected from a list of seven arbitrators selected by the AAA, each of whom shall be experienced in the resolution of disputes under employment agreements for executive officers of major corporations. From the list of seven arbitrators selected by the AAA, one arbitrator shall be selected by each Party striking in turn with the Party to strike first being chosen by a coin toss. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the AAA and the arbitrators (if applicable).
2.	If the Executive prevails on any material issue which is the subject of an arbitration or litigation, as applicable, the Company shall reimburse one hundred percent (100%) of the Executive’s reasonable legal fees and expenses. If the Company prevails on all issues, the Executive shalt reimburse one hundred percent (100%) of the Executive’s reasonable legal fees and expenses. Otherwise, each Party shall be responsible for its own expenses relating to the conduct of the
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arbitration or litigation, as applicable (including reasonable attorneys’ fees and expenses).

3.	The arbitrators shall render an award and written opinion explaining the award.
4.	The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the Parties, their attorneys, consultants and agents. The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.
5.	In the event of litigation to secure provisional relief, or to enforce, confirm or review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties. Each Party to any such judicial action shall make every effort in any pleadings filed with the court and in Executive’s or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties. To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the Parties.
6.	In the event of a dispute subject to this Section, the Parties shall be entitled to reasonable, but expedited discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrators. Any discovery agreed upon or authorized by the arbitrators shall be concluded prior to the date set for the hearing. In the event of a conflict between the applicable rules of the AAA and the procedures set forth in this Section, the provisions of this Section shall govern.
Acknowledged this 19th day of February, 2015.
By:	EXECUTIVE

/s/ George M. Markantonis
George M. Markantonis

Executive Initials:	/s/ GM

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/s/ George M. Markantonis
George M. Markantonis

Executive Initials:	/s/ GM